Exhibit 99.1

WorldQuest Networks Appoints Hal H. Bibee to Board

DALLAS — Oct. 22, 2004 — WorldQuest Networks, Inc. (NASDAQ: WQNI), today announced that Hal H. Bibee has been appointed to its board of directors, and will chair the company’s audit committee.

Bibee serves as CEO of INTELLICAD, LLC, a telecommunications engineering, design, drafting, and consulting firm. He also holds leadership positions in ASETZ, a diversified real estate development and investment company, and FiberLink, LLC, a telecommunications engineering, construction, and consulting firm. Bibee has served as an independent financial consultant specializing in start-up ventures, debt restructuring, and investment banking. He previously was president and CEO of the first private pay telephone company to operate in New York City. Bibee graduated with high honors from the University of Tennessee with a degree in accounting.

“I am pleased to join WorldQuest at a very exciting time, given my view that VoIP is poised for explosive growth,” said Hal H. Bibee. “During my years in telecom, I have witnessed many technology transitions, and I believe that VoIP is at an inflection point now as businesses and consumers are embracing VoIP as a high-quality and cost-effective means of communications. I look forward to supporting WorldQuest as it executes its growth strategy.”

“Hal Bibee is a great addition to the board of WorldQuest Networks, and we welcome him to our company,” said B. Michael Adler, WorldQuest’s President and CEO.

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.

Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates. WorldQuest’s Web site is www.wqn.com.

For more information contact:
Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com